Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is effective as of October 5, 2020, or such earlier date as Employee commences employment with the CyrusOne Group (as defined below) on or after the date of execution of this Agreement by the parties hereto (the “Effective Date”), by and between John Hatem (“Employee”) and CyrusOne Management Services LLC, a Delaware Limited Liability Company (“Employer”).

WHEREAS, it is in the best interests of Employer, its parent CyrusOne Inc. (“CyrusOne”) and the shareholders of CyrusOne to assure that Employer and CyrusOne will have Employee’s full attention and dedication to Employer and CyrusOne;

NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.          Term of Agreement.  The term of this Agreement shall be the period commencing on the Effective Date and ending on the date of Employee’s termination of employment with the CyrusOne Group for any reason, other than a termination entitling Employee to payments and benefits under Section 2 or 3.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive Employee’s termination of employment hereunder to the extent necessary to enable the parties to enforce their respective rights hereunder.  As of the Effective Date, the “CyrusOne Group” means Employer, CyrusOne LP, CyrusOne, and their respective subsidiaries.  Notwithstanding the foregoing, this Agreement shall be null and void ab initio in the event Employee does not commence employment with the CyrusOne Group on or prior to October 5, 2020.

2.          Termination by Employer Other than for Cause, Death or Disability or by Employee for Good Reason.  In the event that Employee’s employment with Employer is actually terminated (x) by Employer for any reason other than Employee’s Terminating Disability or death, for Cause or under circumstances described in Section 3, or (y) by Employee for Good Reason, other than under circumstances described in Section 3, then, in addition to Employee’s right to receive the Accrued Obligations:

(a)          on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 5, Employer shall pay Employee in a lump sum cash payment an amount equal to a full year of Employee’s annual Base Salary at the rate in effect at the time of such termination; and

(b)          Employer will (i) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under COBRA that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period and the date that Employee becomes eligible for other group health plan coverage, and (ii) pay Employee as additional severance as set forth in Section 2(a) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period.  Employer will include the COBRA payments and life insurance payment in Employee’s taxable income.

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3.          Terminations in Connection with a Change in Control.  In the event that there is both a Change in Control and either (A) Employee terminates his employment with Employer for Good Reason within one (1) year after the Change in Control or (B) Employee’s employment with Employer is actually terminated by Employer within one (1) year after the Change in Control for any reason other than Employee’s Terminating Disability or death or for Cause, then, in addition to Employee’s right to receive the Accrued Obligations:

(a)          on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 5, Employer shall pay Employee in a lump sum cash payment an amount equal to two (2) times the sum of (i) a full year of Employee’s annual Base Salary at the rate in effect at the time of such termination and (ii) Employee’s annual Bonus target in effect at the time of such termination (in both cases without regard to any decrease in Base Salary or Bonus target that constituted Good Reason);

(b)          (i) all outstanding stock options and other outstanding long-term incentive awards (other than restricted stock or restricted stock units) issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall become vested and exercisable (to the extent not already so vested) as of immediately before such termination (and Employee shall be afforded the opportunity to exercise them until the earlier of (A) the expiration date of the award and (B) the end of the Severance Period), (ii) any restricted stock or restricted stock units issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall become vested as of immediately before such termination, and (iii) any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements; and

(c)          Employer will (i) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under COBRA that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period and the date that Employee becomes eligible for other group health plan coverage, and (ii) pay Employee as additional severance as set forth in Section 3(a) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period.  Employer will include the COBRA payments and life insurance payment in Employee’s taxable income.

4.          Section 280G.  Notwithstanding any other provision in this Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by Employer prior to the applicable Change in Control (the “Accountant”)) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Employer or any affiliate to or for the benefit of Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such payments, the “Parachute Payments”) that, but for this Section 4 would be payable to Employee, exceeds the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor

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provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee shall not exceed the amount which produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee.  For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Employee, if doing so would place Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments).  Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”); provided that, in no event may the Parachute Payments be reduced in a manner that would subject Employee to additional taxation under Section 409A.

5.          Severance Payments and Release.  Upon termination of Employee’s employment with the CyrusOne Group as a result of an event of termination described in Section 2 or Section 3 and except for Employer’s payment of the Accrued Obligations and other amounts described in Section 2 or Section 3, as applicable, all further compensation under this Agreement shall terminate.  Employee further agrees that as a condition precedent to Employee’s receipt of payments and benefits under Section 2 or Section 3, as applicable (other than the Accrued Obligations), upon the request of Employer and by a reasonable deadline set by Employer (to ensure that payments can be made by the dates specified in Section 2 or Section 3, as applicable, following the expiration of the time for revocation of such release as permitted by law), Employee shall execute and not revoke a release of claims against all members of the CyrusOne Group and their respective officers, directors, and employees, which release shall contain customary and appropriate terms and conditions as determined in good faith by Employer, but which terms and conditions shall not require Employee to waive any right to indemnification and continued directors and officers insurance coverage, and shall not, except to the extent reasonably necessary to provide Employer with comparable protections that Employer reasonably determines comply with intervening changes in applicable law, impose any additional restrictive covenants upon Employee’s activities following termination other than those already imposed by this Agreement and the Non-Competition Agreement.

6.          Additional Severance Terms.

(a)          When an amount (referred to in this Section 6(a) as the “principal sum”) that is payable under Section 2(a) or Section 3(a) on the date which is sixty (60) days after Employee’s termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee’s termination of employment with Employer to the date which is sixty (60) days after Employee’s termination of employment had such principal sum earned interest for such period at an annual rate of interest of three and one-half percent (3.5%).

(b)          To the extent that any of the benefits applicable to medical, dental, and vision coverage provided to Employee under Section 2(b) or Section 3(c) (referred to in this Section 6(b) as “healthcare plan benefits”) are subject to Federal income taxation and are not exempt from Section 409A of the Code, the following conditions shall apply:

(i)          the amount of healthcare plan benefits provided or paid during any tax year of Employee under Section 2(b) or Section 3(c) shall not affect the amount of healthcare plan benefits that are provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Section 213(d) of the Code, that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual or similar limit on any covered person’s expenses that can be paid or reimbursed under Employer’s health care plans under which the terms of such coverage is determined);

(ii)          the payment or reimbursement of an expense for healthcare plan benefits that is eligible for payment or reimbursement shall not be made prior to the date immediately following the date which is sixty (60) days after Employee’s termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and

(iii)          Employee’s right to healthcare plan benefits shall not be subject to liquidation or exchange for any other benefit.

(c)         Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any payments or benefits under this Agreement, and the payments and benefits under this Agreement shall not be offset by any compensation or other amounts received from any other source.

(d)         This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A.  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee and without requiring Employee’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.  The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.

(i)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions:  (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(ii)          If a payment obligation under this Agreement arises on account of Employee’s termination of employment and if such payment is “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1)) subject to Section 409A, the payment shall be paid only in connection with Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)).  If a payment obligation under this Agreement arises on account of Employee’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Employee is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by Employer from time to time), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Employee’s separation from service or, if earlier, within fifteen (15) days following Employee’s death.

7.          Other Terminations.  In the event Employee’s employment with Employer is actually terminated for any reason other than those giving rise to payments under Section 2 or Section 3, including Employee’s resignation other than for Good Reason, termination by Employer for Cause or due to Employee’s death or Terminating Disability, then Employee shall be entitled only to the Accrued Obligations.

8.          Certain Defined Terms.  To the extent provided below, the following provisions apply under this Agreement.

(a)          “Accrued Obligations” shall mean (i) any Base Salary accrued through the date of termination, (ii) any Bonus earned but not yet paid for the year preceding the year in which the termination occurs, subject to certification by the Compensation Committee of any performance goals applicable to such bonus, (iii) reimbursement for any business expenses properly incurred prior to the date of termination and (iv) any nonforfeitable amounts or benefits, including continuation and conversion rights, provided under any employee plan, not including any severance, separation pay or supplemental unemployment benefit plan, in accordance with the terms of such plan.

(b)          “Base Salary” shall mean Employee’s annual base salary.

(c)          “Board” shall mean the Board of Directors of CyrusOne.

(d)          “Bonus” shall mean Employee’s annual bonus.

(e)          “Cause” shall mean the Board determines that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of Employee.

(f)          “Change in Control” has the meaning set forth in the CyrusOne Restated 2012 Long Term Incentive Plan, as amended through the date hereof.

(g)          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)          “Compensation Committee” shall mean the Compensation Committee of the Board.

(i)          “Good Reason” shall be deemed to have occurred if, without Employee’s consent, (i) there is a material adverse change in Employee’s reporting responsibilities or there is otherwise a material reduction by the CyrusOne Group in Employee’s authority, reporting relationship or responsibilities, including without limitation a requirement that he report to anyone other than the Chief Executive Officer or the Board, (ii) there is a material reduction by the CyrusOne Group in Employee’s Base Salary or Bonus target or (iii) Employee’s principal place of employment is changed to a location more than fifty (50) miles outside the Dallas, Texas metro area.  Notwithstanding the foregoing, no such event shall constitute Good Reason unless Employee notifies Employer of the occurrence of such event within ninety (90) days after Employee first has actual knowledge of such occurrence, Employer fails to cure such event to Employee’s reasonable satisfaction within thirty (30) days after receipt of such notice, and Employee resigns within thirty (30) days after the end of such cure period.

(j)          “Non-Competition Agreement” shall mean the Non-Disclosure and Non-Competition Agreement entered into between Employee and Employer.

(k)          “Severance Period” shall mean the one (1) year period beginning at the time of the termination of Employee’s employment with the CyrusOne Group.

(l)         “Terminating Disability” shall mean any physical or mental infirmity for which Employee receives disability benefits under any disability plans made available to Employee by the CyrusOne Group (“Disability Plans”), over a period of one hundred twenty (120) consecutive working days during any twelve (12) consecutive month period, or if longer, a period equal to the elimination period under any Disability Plan applicable to Employee.

9.          Withholdings.  All amounts payable under this Agreement will be subject to withholdings as required by law.

10.         Remedies.

(a)          Except for claims by the CyrusOne Group arising under or relating to the Non-Competition Agreement, the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, relating to Employee’s employment with or termination from the CyrusOne Group, whether for breach of this Agreement or violation of any of Employee’s statutory or common law rights (herein, a “claim”).  The parties further agree that the arbitrability of any dispute between them, including whether or to what extent the provisions of this Section 10 are unconscionable or otherwise unenforceable, is a decision that will be submitted exclusively to the arbitrator, and will not be decided by any Federal or state court.

(b)          This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”).  If the FAA is

held not to apply for any reason, then the laws of the State of Texas concerning the enforceability of arbitration agreements and awards (without regard to its conflicts of laws principles) shall govern this agreement to arbitrate and the arbitration award.

(c)          All of a party’s claims must be presented at a single arbitration hearing.  Any claim not raised at the arbitration hearing is waived and released.  The arbitration hearing shall take place in Dallas, Texas.

(d)         The arbitration process shall be governed by the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement.  In the event that any provisions of this Section 10 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 10 shall be modified as necessary to comply with AAA requirements.

(e)         Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee, which Employer has agreed to split on an equal basis.

(f)         The arbitrator shall be selected from a panel of arbitrators chosen by AAA, all of whom shall be currently licensed to practice law in Texas.  After the filing of a Request for Arbitration, AAA shall send simultaneously to Employer and Employee an identical list of names of persons chosen from the panel.  Each party shall have ten (10) days from the transmittal date in which to strike up to two (2) names, number the remaining names in order of preference, and return the list to AAA.

(g)          Any pre-hearing disputes shall be presented to the arbitrator for expeditious, final, and binding resolution.

(h)          The award of the arbitrator shall be in writing and shall set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(i)         The remedy and relief that may be granted by the arbitrator to Employee are limited to lost severance, benefits, cease and desist and affirmative relief, compensatory, liquidated, and punitive damages and reasonable attorney’s fees, and shall not include reinstatement or promotion.  If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award reasonable front pay.  The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party shall bear any cost for its witnesses and proof.

(j)          Nothing herein shall prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency, and employment more than fifty (50) miles from the hearing site, conflicting travel plans or other comparable reason.

(k)          Employer and Employee consent that judgment upon the arbitration award may be entered in any Federal or state court that has jurisdiction.

(l)          Except for claims excluded from arbitration under Section 10(a), neither party shall commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(m)        All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the CyrusOne Group pursuant to applicable law, rule, or regulation to which the CyrusOne Group is subject, including requirements of the Securities and Exchange Commission (the “SEC”) and any stock exchanges on which CyrusOne’s securities are listed.

11.          Assignment.  This Agreement is personal to Employee and all rights and duties of Employee arising under this Agreement, and this Agreement itself, are non-assignable by Employee.  Employee acknowledges that Employer may elect to assign this Agreement to an affiliate, provided that such assignment, other than to a successor to Employer’s business that expressly adopts and agrees to be bound by this Agreement, shall not relieve Employer of its obligations under this Agreement, and Employer shall guarantee payment and performance of all such obligations by the assignee.

12.          Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

13.          Waiver.  No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith.  The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

14.          Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Texas and, to the extent applicable, Federal law, and the parties agree to submit to the jurisdiction of the state and Federal courts sitting in Dallas, Texas counties for all disputes not covered by Section 10.

15.          Entire Agreement.  This Agreement, together with the Non-Competition Agreement and Employee’s offer letter from CyrusOne, contains the entire agreement of the parties with respect to Employee’s employment by Employer, and supersedes any and all prior agreements between or among the parties.  There are no other contracts, agreements, or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

16.          Severability.  In case one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

17.          Successors and Assigns.  Subject to the requirements of Section 11 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

18.          Protected Rights.

(a)          Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order.  Employee understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.  In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934 or otherwise for information provided to the SEC.

(b)          The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act. Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets:  (i) in confidence, either directly or indirectly, to a Federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,”; or (ii) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner:  (A) the individual may disclose the trade secret to his/her attorney; and (B) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

19.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYRUSONE MANAGEMENT SERVICES LLC,

by:	/s/ Robert M. Jackson
	Name:	Robert M. Jackson
	Title:	Executive Vice President, General Counsel and Secretary

Date:	September 1, 2020

EMPLOYEE,

by:	/s/ John Hatem
	Name:	John Hatem

Date:	September 1, 2020